EXHIBIT 21

SUBSIDIARIES OF HOOPER HOLMES, INC.

Subsidiary Name	State of Incorporation	Business Name
Hooper Evaluations, Inc.	New York	D & D Associates, Michigan Evaluation Services (“MEG”)
Hooper Information Services, Inc.	New Jersey	Hooper Information Services, Inc
Mid-America Agency Services, Incorporated	Nebraska	Mid-America Agency Services, Incorporated
TEG Enterprises, Inc.	Nebraska	TEG Enterprises, Inc.
Heritage Labs International, LLC	Kansas City	Heritage Labs International, LLC
Hooper Distribution Services, LLC	New Jersey	Hooper Distribution Services, LLC